EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock, par value $0.01 per share, of LightPath Technologies, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of January 27, 2015.

Pudong Science and Technology Investment (Cayman) Co., Ltd.

By:	/s/ Xudong Zhu
Name:	Xudong Zhu
Title:	Sole Executive Director

Shanghai Pudong Science and Technology Investment Co., Ltd.

By:	/s/ Xudong Zhu
Name:	Xudong Zhu
Title:	Chairman of the Board and President